                                                                    Exhibit 99.1

                    Distribution and Retailing
[LOGO OF SUPERVALU]
                    PO Box 990
                    Minneapolis, MN 55440
                    952 828 4000


                                  News Release

FOR IMMEDIATE RELEASE

                                       INVESTORS: Yolanda Scharton
                                                  952 828 4540
                                                  yolanda.scharton@supervalu.com
                                                  ------------------------------

                                       MEDIA:     Lynne High
                                                  952 996 7144
                                                  lynne.high@supervalu.com
                                                  ------------------------


            SUPERVALU REPORTS FOURTH QUARTER RESULTS FOR FISCAL 2003

MINNEAPOLIS, MN - April 10, 2003 - SUPERVALU INC. (NYSE: SVU) today reported results for the fourth quarter of fiscal 2003, which ended February 22, 2003. The company reported net sales of $4.6 billion compared to $4.5 billion last year, net earnings of $63.9 million compared to $32.8 million last year, and diluted earnings per share of $0.48 compared to $0.24 last year.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, "Unquestionably, the economy continued to weaken during the year and dealt us a difficult hand. While we did not reach our original goal for the quarter, we stayed true to our long-term strategies and maintained financial flexibility. By reducing planned capital spending and managing working capital requirements, we significantly improved our debt to capital ratio by more than 200 basis points for the year."

Included in fiscal 2003 net earnings are restructure and other charges of $1.8 million. Included in fiscal 2002 net earnings are restructure and other charges of $27.7 million, other items of $7.5 million and goodwill amortization of $11.6 million.

Noddle stated, "We also made important progress on key initiatives this year. Same store sales were flat in the fourth quarter on top of last year's positive performance. During the year we added

157 net retail stores reflecting both organic expansion and the acquisition of Deals. In distribution, we formally launched our new logistics business platform and continued to implement cost savings programs and new technologies. Marking significant progress, in less than one year since launching our general merchandise strategy at Save-A-Lot, we developed new combination store prototypes, introduced 200 popular general merchandise items across our 1,150 store network, converted or opened 35 full combination stores, and continued the expansion of Save-A-Lot's distribution network to support our expanding store base."

For the full year, the company reported fiscal 2003 net sales of $19.2 billion compared to $20.3 billion last year, net earnings of $257.0 million compared to $198.3 million, and diluted earnings per share of $1.91 compared to $1.48 last year.

Outlook

SUPERVALU's full year earnings per share outlook for the fiscal year ending February 28, 2004, is $2.00 to $2.15. Fiscal 2004 is a 53-week year. Fiscal 2004 total capital spending is estimated to be in the range of $425 to $450 million, including approximately $60 million in capitalized leases. SUPERVALU's store activity plans for fiscal 2004 include approximately 75 to 100 new Save-A-Lot combination stores, eight to 12 new regional banner stores and store remodels, including the conversion of the Baltimore-based Metro grocery store network to the Shopper's Food Warehouse banner. Same store sales growth, reflecting a slowly recovering economy and planned in-market store expansion, is projected to be flat for the year. The outlook also assumes no meaningful inflation during the year in our market basket of goods. Distribution top line sales will continue to be impacted by the weak economy and ongoing attrition in the range of 2 to 4 percent.

Commenting on the company's outlook, Noddle said, "We will continue to execute our business plans that include expansion of our key retail markets, continued growth of Save-A-Lot and the establishment of a low-cost and efficient logistics business platform. The growing mix of our retail business enhanced by our strong distribution infrastructure will continue to define our future success."

Segment Results

Retail Food Segment - Fourth quarter retail net sales were $2.5 billion, an increase of 6.0 percent compared to last year, primarily reflecting new store growth. New store activity since last year, including licensed stores, resulted in 157 net new stores, opened and acquired, including 59 Save-A-Lot stores, 93 opened or acquired Deals stores, and five regional banner stores. Total retail square footage increased by approximately six percent. Same store sales growth was flat in the fourth quarter. When adjusted for planned in-market expansion, same store sales increased 0.9 percent. Save-A-Lot same store sales were positive in the fourth quarter.

Reported retail operating earnings for the fourth quarter were $115.3 million compared to $92.7 million last year, an increase of 24.3 percent. Fourth quarter retail operating earnings is an all time high for SUPERVALU. Reported operating earnings as a percent to sales was 4.6 percent compared to 3.9 percent in last year's fourth quarter. Major items impacting operating results year over year were the absence of last year's $5.8 million in goodwill amortization and last year's $12.5 million in store closing charges. Operating earnings increased in the fourth quarter primarily due to sales growth partially offset by negative expense leverage primarily due to rising employee benefit costs.

Food Distribution Segment - Fourth quarter net sales were $2.1 billion, a decline of 1.9 percent compared to last year. Sales declined slightly in the quarter due to the weak economy and customer attrition that more than offset new business gains.

Reported distribution operating earnings for the fourth quarter were $31.0 million, compared to $53.7 million last year. Reported operating earnings as a percent to sales was 1.5 percent compared to 2.5 percent in last year's fourth quarter. Last year's operating earnings included $5.8 million in goodwill amortization. Reported operating earnings and margin were impacted by the lack of sales growth combined with cost pressures that had a sharp negative effect on expense leverage. Major items impacting fourth quarter were a change in mix of customers and services provided, rising employee benefit costs, higher LIFO charges and unexpected shrink expense from consolidation of regional functions.

Other Items

The effective tax rate for fiscal 2003 fourth quarter was 37.0 percent, reflecting the implementation of Statement of Financial Accounting Standard
(SFAS) No. 142. Total debt to capital was 51.8 percent at fiscal 2003 year-end compared to 54.3 percent at fiscal 2002 year-end. The debt to capital ratio is calculated as debt, which includes notes payable, current debt and current obligations under capital leases, long-term debt and long-term obligations under capital leases, divided by the sum of debt and stockholders' equity. Net interest expense during the fourth quarter declined to $34.3 million on lower borrowing levels and lower average interest rates in the quarter.

In the event SUPERVALU's stock price reaches the convertible notes' conversion trigger price of $35.07 in the current quarter, the company would be required to include an additional 7.8 million shares in its diluted shares outstanding calculation for the subsequent quarter. Diluted average shares outstanding were essentially flat in the quarter at 133.9 million shares. As of February 22, 2003, SUPERVALU had 133.7 million shares outstanding.

Capital spending for fiscal 2003 was $439.4 million, including $42.8 million in capitalized leases, primarily funding retail store expansion, store remodeling, technology enhancements and the first quarter acquisition of Deals.

In the fourth quarter of fiscal 2003, the company recorded an additional after-tax charge of $1.8 million, relating to prior years' restructure and other charges for closed properties, as a result of continued weakening in certain real estate markets.

In accordance with SFAS No. 87, "Employers' Accounting for Pension", the company has revised certain of its pension plan assumptions. Based on both performance of the pension plan assets and planned assumption changes, the company recorded a net after-tax adjustment in the fourth quarter of fiscal 2003 of $72.3 million to reflect a minimum pension liability. This adjustment is a non-cash reduction of equity and did not impact net earnings. This adjustment will be revised in future years depending upon market performance and interest rate levels.

In the fourth quarter of fiscal 2003, the company lowered its expected return on plan assets used for fiscal 2003 pension expense by 75 basis points to 9.25 percent and by an additional 25 basis points to 9.0 percent for fiscal 2004 pension expense. The company also lowered its discount rate by 25 basis points to 7.0 percent for fiscal 2004 pension expense. For fiscal 2004, when not considering other changes in assumptions or actual return on plan assets, the impact to pension expense of a 25 basis point reduction in the discount rate will be approximately $3 million and the impact of a 25 basis point reduction in expected return on plan assets will be approximately $1 million.

During the fourth quarter, the company adopted Emerging Issues Task Force (EITF) Issue No. 02-16 that addresses the method by which retailers account for allowances from vendors. Net earnings were not affected by the adoption of EITF Issue No. 02-16. The company recognizes vendor allowances when earned which typically occurs when the activities are completed or when the products are sold for which the promotional allowances are given. SUPERVALU's accounting policies are consistent with generally accepted accounting policies.

The company provides certain facilitative services between its independent retailers and vendors related to products typically known as Direct Store Delivery (DSD) products. These services include sourcing, invoicing and payment services. In the fourth quarter of fiscal 2003, the company decided to more fully disclose the components of these facilitative services. These disclosures will now include amounts invoiced to independent retailers by the company, amounts due and paid by the company to its vendors and the associated net gross margin on these facilitative services. The full year and fourth quarter activity relating to such facilitative services for fiscal 2003 and 2002 is as follows:

                                                 Fiscal Year     Fourth Quarter
                                                2003     2002     2003     2002
                                               ------   ------   ------   ------
Amounts invoiced to independent retailers      $663.8   $630.4   $151.2   $143.2
Amounts due and paid to vendors                 649.3    615.5    147.8    139.7
                                               ------   ------   ------   ------
Net gross margin                               $ 14.5   $ 14.9   $  3.4   $  3.5
                                               ======   ======   ======   ======

Prior to the fourth quarter of fiscal 2003, the amounts invoiced to retailers by the company were recorded as net sales and the amounts due and paid by the company to its vendors were recorded as cost of sales. Commencing with the fourth quarter of fiscal 2003, the company has revised amounts previously recorded by reclassifying cost of sales against net sales for all prior periods. The effect is to present the net gross margin associated with such facilitative services as a component of net sales. This reclassification had no impact on gross profit, earnings before income taxes, net earnings, cash flows, or financial position for any period or their respective trends.

A conference call to review the full year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 1-630-652-3018 with pass code 6976167 and through the company's Web site at www.supervalu.com. The conference call archive will be available through May 10, 2003.

As of February 22, 2003, SUPERVALU's retail store network consisted of 1,417 stores in 39 states, including 1,150 Save-A-Lot extreme value food stores - 274 owned food stores, 783 licensed food stores, and 93 Deals general merchandise stores; 267 regional banners including Cub Foods, Shop `n Save, Shoppers Food Warehouse, Metro, bigg's, Farm Fresh, Scott's Foods and Hornbacher's stores. SUPERVALU serves as primary supplier to approximately 2,460 stores, 29 Cub Foods franchised locations, and SUPERVALU's own regional banner store network of 267 stores, while serving as secondary supplier to approximately 1,500 stores.

SUPERVALU is one of the largest companies in the United States grocery channel. With annual revenues approaching $20 billion, SUPERVALU holds leading market share positions with its 1,417 retail grocery locations, including licensed Save-A-Lot locations. Through its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retailing sector. In addition, through SUPERVALU's geographically diverse distribution centers, the company provides distribution and related logistics support services across the nation's grocery channel. At year-end, SUPERVALU had approximately 57,400 employees.

The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's food distribution operations and to control food distribution costs, the ability of the company to grow through acquisition and assimilate the acquired entities, the execution of restructuring activities, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affects consumer behavior, other risk factors inherent in the food distribution and retail businesses and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

SUPERVALU INC. and Subsidiaries

Composition of Net Sales and Earnings

The following table sets forth the composition of the company's net sales and earnings. (In thousands)

                                                Fourth Quarter (12 weeks) ended
                                                -------------------------------
                                                Feb. 22, 2003     Feb. 23, 2002
--------------------------------------          -------------    --------------
Net sales
--------------------------------------

Retail Food                                      $ 2,517,658      $ 2,376,196
    % of total                                          54.6 %           52.7 %

Food Distribution                                  2,095,264        2,135,480
    % of total                                          45.4 %           47.3 %

Total net sales                                  $ 4,612,922      $ 4,511,676
                                                       100.0 %          100.0 %
--------------------------------------           -----------      -----------
Earnings
--------------------------------------

Retail Food operating earnings                   $   115,255      $    92,714
    % of sales                                           4.6 %            3.9 %

Food Distribution operating earnings                  31,038           53,697
    % of sales                                           1.5 %            2.5 %
                                                 -----------      -----------
Subtotal                                             146,293          146,411
    % of sales                                           3.2 %            3.2 %

General corporate expense                             (7,555)          (8,086)

Restructure and other charges                         (2,918)         (46,300)
                                                 -----------      -----------
Total operating earnings                             135,820           92,025
    % of sales                                           2.9 %            2.0 %

Interest expense                                     (39,333)         (42,029)

Interest income                                        5,009            4,911
                                                 -----------      -----------
Earnings before income taxes                         101,496           54,907

Income tax expense                                    37,553           22,133
                                                 -----------      -----------
Net earnings                                     $    63,943      $    32,774
======================================           ===========      ===========


NOTE 1:
     Pretax LIFO (expense) revenue               $    (1,975)     $     4,229

NOTE 2:
     Pretax depreciation and amortization
         Retail Food Segment                     $    44,323      $    45,728
         Food Distribution Segment                    30,183           37,073
         General Corporate                               804              133
                                                 -----------      -----------
         Total Company                           $    75,310      $    82,934
                                                 ===========      ===========

NOTE 3:
     Fiscal 2003 net earnings include restructure and other charges of $1.8 million or $0.01 per diluted share, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with real estate in certain markets.

     Fiscal 2002 net earnings include restructure and other items of $35.2 million or $0.27 per diluted share. This includes total pretax adjustments of $58.8 million, including $46.3 million of restructure charges and $12.5 million in store closing charges. The $46.3 million of restructure charges includes $16.3 million for additional efficiency initiatives and $30 million of net adjustments to increase prior years' restructure charges for increased liabilities associated with real estate. The $12.5 million in store closing reserves that was recorded in the fourth quarter of fiscal 2002 relates primarily to lease liabilities and impairment of assets and is reflected in selling and administrative expenses in the retail food segment.

NOTE 4:
     The company provides certain facilitative services between its independent retailers and vendors related to products typically known as Direct Store Delivery (DSD) products. These services include sourcing, invoicing and payment services. Prior to the fourth quarter of fiscal 2003, the amounts invoiced to independent retailers by the company for facilitative services were recorded as net sales and the related amounts due and paid by the company to its vendors were recorded as cost of sales. Commencing with the fourth quarter of fiscal 2003, the company has revised amounts previously recorded by reclassifying cost of sales against net sales for all prior periods. The effect is to present the net gross margin associated with such facilitative services as a component of net sales. This reclassification had no impact on gross profit, earnings before income taxes, net earnings, cash flows, or financial position for any period or their respective trends.

SUPERVALU INC. and Subsidiaries

Composition of Net Sales and Earnings

     The following table sets forth the composition of the company's net sales and earnings. (In thousands)

                                                 Year-to-Date (52 weeks) ended
                                                -------------------------------
                                                   Actual           Actual
                                                Feb. 22, 2003    Feb. 23, 2002
--------------------------------------          -------------    --------------
Net sales
--------------------------------------

Retail Food                                      $ 9,848,230      $ 9,549,068
     % of total                                         51.4 %           47.1 %

Food Distribution                                  9,312,138       10,743,972
     % of total                                         48.6 %           52.9 %

Total net sales                                  $19,160,368      $20,293,040
                                                       100.0 %          100.0 %
--------------------------------------           -----------      -----------
Earnings
--------------------------------------

Retail Food operating earnings                   $   436,537      $   363,304
     % of sales                                          4.4 %            3.8 %

Food Distribution operating earnings                 171,589          227,013
     % of sales                                          1.8 %            2.1 %
                                                 -----------      -----------
Subtotal                                             608,126          590,317
     % of sales                                          3.2 %            2.9 %

General corporate expense                            (35,265)         (39,245)

Restructure and other charges                         (2,918)         (46,300)
                                                 -----------      -----------
Total operating earnings                             569,943          504,772
     % of sales                                          3.0 %            2.5 %

Interest expense                                    (182,499)        (194,294)

Interest income                                       20,560           21,520
                                                 -----------      -----------
Earnings before income taxes                         408,004          331,998

Income tax expense                                   150,962          133,672
                                                 -----------      -----------
Net earnings                                     $   257,042      $   198,326
======================================           ===========      ===========

NOTE 1:
     Pretax LIFO expense                         $    (4,741)     $      (143)

NOTE 2:
     Pretax depreciation and amortization
         Retail Food Segment                     $   167,143      $   177,585
         Food Distribution Segment                   127,042          160,718
         General Corporate                             2,871            2,447
                                                 -----------      -----------
         Total Company                           $   297,056      $   340,750
                                                 ===========      ===========

NOTE 3:
     Fiscal 2003 net earnings include restructure and other charges of $1.8 million or $0.01 per diluted share, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with real estate in certain markets.

     Fiscal 2002 net earnings include restructure and other items of $35.2 million or $0.27 per diluted share. This includes total pretax adjustments of $58.8 million, including $46.3 million of restructure charges and $12.5 million in store closing charges. The $46.3 million of restructure charges includes $16.3 million for additional efficiency initiatives and $30 million of net adjustments to increase prior years' restructure charges for increased liabilities associated with real estate. The $12.5 million in store closing reserves that was recorded in the fourth quarter of fiscal 2002 relates primarily to lease liabilities and impairment of assets and is reflected in selling and administrative expenses in the retail food segment.

NOTE 4:
     The company provides certain facilitative services between its independent retailers and vendors related to products typically known as Direct Store Delivery (DSD) products. These services include sourcing, invoicing and payment services. Prior to the fourth quarter of fiscal 2003, the amounts invoiced to independent retailers by the company for facilitative services were recorded as net sales and the related amounts due and paid by the company to its vendors were recorded as cost of sales. Commencing with the fourth quarter of fiscal 2003, the company has revised amounts previously recorded by reclassifying cost of sales against net sales for all prior periods. The effect is to present the net gross margin associated with such facilitative services as a component of net sales. This reclassification had no impact on gross profit, earnings before income taxes, net earnings, cash flows, or financial position for any period or their respective trends.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

                                                Fourth Quarter (12 weeks) ended
                                                -------------------------------
                                                    Actual           Actual
                                                Feb. 22, 2003    Feb. 23, 2002
--------------------------------------           -------------    -------------
Net sales                                        $ 4,612,922      $ 4,511,676

Costs and expenses:

   Cost of sales                                   3,964,919        3,872,673
   Selling and administrative expenses               509,265          489,103
   Amortization of goodwill                                -           11,575
   Restructure and other charges                       2,918           46,300
   Interest
      Interest expense                                39,333           42,029
      Interest income                                  5,009            4,911
                                                 -----------      -----------
         Interest expense, net                        34,324           37,118
                                                 -----------      -----------

            Total costs and expenses               4,511,426        4,456,769
                                                 -----------      -----------

Earnings before income taxes                         101,496           54,907

Income tax expense                                    37,553           22,133
                                                 -----------      -----------

Net earnings                                     $    63,943      $    32,774
                                                 ===========      ===========

Net earnings per common share - diluted          $      0.48      $      0.24

Net earnings per common share - basic            $      0.48      $      0.25

Weighted average number of common
   shares outstanding

         Diluted                                     133,934          134,486
         Basic                                       133,689          132,811

Dividends declared per common share              $    0.1425      $    0.1400


NOTE 1:
     Fiscal 2003 net earnings include restructure and other charges of $1.8 million or $0.01 per diluted share, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with real estate in certain markets.

     Fiscal 2002 net earnings include restructure and other items of $35.2 million or $0.27 per diluted share. This includes total pretax adjustments of $58.8 million, including $46.3 million of restructure charges and $12.5 million in store closing charges. The $46.3 million of restructure charges includes $16.3 million for additional efficiency initiatives and $30 million of net adjustments to increase prior years' restructure charges for increased liabilities associated with real estate. The $12.5 million in store closing reserves that was recorded in the fourth quarter of fiscal 2002 relates primarily to lease liabilities and impairment of assets and is reflected in selling and administrative expenses in the retail food segment.

NOTE 2:
     The company provides certain facilitative services between its independent retailers and vendors related to products typically known as Direct Store Delivery (DSD) products. These services include sourcing, invoicing and payment services. Prior to the fourth quarter of fiscal 2003, the amounts invoiced to independent retailers by the company for facilitative services were recorded as net sales and the related amounts due and paid by the company to its vendors were recorded as cost of sales. Commencing with the fourth quarter of fiscal 2003, the company has revised amounts previously recorded by reclassifying cost of sales against net sales for all prior periods. The effect is to present the net gross margin associated with such facilitative services as a component of net sales. This reclassification had no impact on gross profit, earnings before income taxes, net earnings, cash flows, or financial position for any period or their respective trends.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

                                                 Year-to-date (52 weeks) ended
                                                -------------------------------
                                                    Actual            Actual
                                                Feb. 22, 2003     Feb. 23, 2002
--------------------------------------          -------------     -------------
Net sales                                        $ 19,160,368     $ 20,293,040

Costs and expenses:

   Cost of sales                                   16,567,397       17,704,197
   Selling and administrative expenses              2,020,110        1,989,408
   Amortization of goodwill                                 -           48,363
   Restructure and other charges                        2,918           46,300
   Interest
      Interest expense                                182,499          194,294
      Interest income                                  20,560           21,520
                                                 ------------     ------------
         Interest expense, net                        161,939          172,774
                                                 ------------     ------------

            Total costs and expenses               18,752,364       19,961,042
                                                 ------------     ------------

Earnings before income taxes                          408,004          331,998

Income tax expense                                    150,962          133,672
                                                 ------------     ------------

Net earnings                                     $    257,042     $    198,326
                                                 ============     ============

Net earnings per common share - diluted          $       1.91     $       1.48

Net earnings per common share - basic            $       1.92     $       1.49

Weighted average number of common
   shares outstanding

         Diluted                                      134,877          133,978
         Basic                                        133,730          132,940

Dividends declared per common share              $     0.5675     $     0.5575

NOTE 1:
     Fiscal 2003 net earnings include restructure and other charges of $1.8 million or $0.01 per diluted share, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with real estate.

     Fiscal 2002 net earnings include restructure and other charges of $35.2 million or $0.27 per diluted share. This includes total pretax adjustments of $58.8 million, including $46.3 million of restructure charges and $12.5 million in store closing charges. The $46.3 million of restructure charges includes $16.3 million for additional efficiency initiatives and $30 million of net adjustments to increase prior years' restructure charges for increased liabilities associated with real estate. The $12.5 million in store closing reserves that was recorded in the fourth quarter of fiscal 2002 relates primarily to lease liabilities and impairment of assets and is reflected in selling and administrative expenses in the retail food segment.

NOTE 2:
     The company provides certain facilitative services between its independent retailers and vendors related to products typically known as Direct Store Delivery (DSD) products. These services include sourcing, invoicing and payment services. Prior to the fourth quarter of fiscal 2003, the amounts invoiced to independent retailers by the company for facilitative services were recorded as net sales and the related amounts due and paid by the company to its vendors were recorded as cost of sales. Commencing with the fourth quarter of fiscal 2003, the company has revised amounts previously recorded by reclassifying cost of sales against net sales for all prior periods. The effect is to present the net gross margin associated with such facilitative services as a component of net sales. This reclassification had no impact on gross profit, earnings before income taxes, net earnings, cash flows, or financial position for any period or their respective trends.

CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries
(In thousands)
                                                        Fiscal Year End
                                                 ------------------------------
                                                 February 22,     February 23,
                                                     2003             2002
------------------------------------------       ------------     ------------
Assets
Current Assets
    Cash and cash equivalents                    $    29,188      $    12,171
    Receivables, net                                 477,429          447,243
    Inventories                                    1,049,283        1,038,050
    Other current assets                              91,466           78,030
                                                 -----------      -----------

             Total current assets                  1,647,366        1,575,494

Long-term receivables, net                           126,435          137,326
Property, plant and equipment, net                 2,220,850        2,208,633

Other Assets
    Goodwill                                       1,576,584        1,531,312
    Other                                            325,010          343,484
                                                 -----------      -----------
Total assets                                     $ 5,896,245      $ 5,796,249
==========================================       ===========      ===========


Liabilities and Stockholders' Equity
Current Liabilities
    Notes payable                                $    80,000      $    24,000
    Accounts payable                               1,081,734        1,016,605
    Current debt and obligations under
      capital leases                                  61,580          356,408
    Other current liabilities                        301,993          283,217
                                                 -----------      -----------

             Total current liabilities             1,525,307        1,680,230

Long-term debt and obligations under
   capital leases                                  2,019,658        1,875,873
Other liabilities and deferred income taxes          342,040          341,008

Total stockholders' equity                         2,009,240        1,899,138
                                                 -----------      -----------

Total liabilities and stockholders' equity       $ 5,896,245      $ 5,796,249
==========================================       ===========      ===========

SUPERVALU, INC.

CERTAIN FACILITATIVE SERVICES -- FIVE YEAR SUMMARY

The company provides certain facilitative services between its independent retailers and vendors related to products typically known as Direct Store Delivery (DSD) products. These services include sourcing, invoicing and payment services. Prior to the fourth quarter of fiscal 2003, the amounts invoiced to independent retailers by the company for facilitative services were recorded as net sales and the related amounts due and paid by the company to its vendors were recorded as cost of sales. Commencing with the fourth quarter of fiscal 2003, the company has revised amounts previously recorded by reclassifying cost of sales against net sales for all prior periods. The effect is to present the net gross margin associated with such facilitative services as a component of net sales. This reclassification had no impact on gross profit, earnings before income taxes, net earnings, cash flows, or financial position for any period or their respective trends.


(In millions)
                                            Fiscal          Fiscal          Fiscal        Fiscal          Fiscal
                                             2003            2002            2001          2000            1999
                                           -------         -------         -------       --------        -------
Amounts invoiced to independent retailers  $ 663.8         $ 630.4         $ 690.2       $ 679.5         $ 751.4
Amounts due and paid to vendors              649.3           615.5           673.9         663.3           733.3
                                           -------         -------         -------       -------         -------
Net gross margin                           $  14.5         $  14.9         $  16.3       $  16.2         $  18.1
                                           =======         =======         =======       =======         =======